As filed with the Securities and Exchange Commission on November 14, 2007

Registration No. 333-146253

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to
FORM S-3

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

MAJESCO ENTERTAINMENT COMPANY

(Exact name of registrant as specified in its charter)

Delaware	7372	606-1529524
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS employer Identification number)

160 Raritan Center Parkway
Edison, New Jersey 08837
(732) 225-8910

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John Gross
Executive Vice President and Chief Financial Officer
Majesco Entertainment Company
160 Raritan Center Parkway
Edison, New Jersey 08837
(732) 225-8910

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

David M. Warburg, Esq.
Thelen Reid Brown Raysman & Steiner LLP
875 Third Avenue
New York, New York 10022
(212) 603-2214

Approximate date of commencement of proposed sale to public: As soon as practicable after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box:

CALCULATION OF REGISTRATION FEE CHART

Title of each Class of Securities to be Registered(1)	Amount to be Registered	Proposed Maximum Offering Price Per Security		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value	5,942,070 shares	$1.47		$8,734,843	$268.16	(1)
Common Stock, $0.001 par value	388,734 shares	$1.55	(2)	$602,538	$18.50
(1)	Previously paid.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based upon the average of the high and low prices for the common stock of Majesco Entertainment Company as reported on the Nasdaq Capital Market on November 5, 2007.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated November 14, 2007

PROSPECTUS

6,330,804 Shares

MAJESCO ENTERTAINMENT COMPANY

Common Stock

This prospectus relates to the disposition from time to time of up to 6,330,804 shares of our common stock, consisting of 4,244,335 outstanding shares owned by selling stockholders and 2,086,469 shares issuable upon exercise of outstanding warrants or purchase options, held by the selling stockholders described in the section entitled ‘‘Selling Stockholders’’ on page 14 of this prospectus. The selling stockholders may offer and sell any of the shares of common stock from time to time at fixed prices, at market prices or at negotiated prices, and may engage a broker, dealer or underwriter to sell the shares. For additional information on the possible methods of sale that may be used by the selling stockholders, you should refer to the section entitled ‘‘Plan of Distribution’’ on page 16 of this prospectus. We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders. We will, however, receive funds from the exercise of the warrants held by the selling stockholders, if exercised for cash. We are contractually obligated to pay all expenses of registration incurred in connection with this offering, except any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares.

Our common stock is listed on the NASDAQ Capital Market under the symbol ‘‘COOL.’’ On November 5, 2007, the last reported sale price for our common stock was $1.55 per share.

You should consider carefully the risks that we have described in ‘‘Risk Factors’’
beginning on page 6 before deciding whether to invest in our common stock.

Neither the Securities and Exchange Commission nor any State Securities Commission has approved or disapproved of these Securities or passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November     , 2007.

ABOUT THIS PROSPECTUS

You should read this prospectus and the information incorporated by reference carefully before you invest. Such documents contain important information you should consider when making your investment decision. See ‘‘Incorporation of Documents by Reference’’ on page 18. You should rely only on the information provided in this prospectus or documents incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information.

PROSPECTUS SUMMARY

The following is only a summary. We urge you to read the entire prospectus, including the more detailed financial statements, notes to the financial statements and other information incorporated by reference from our other filings with the SEC. Investing in our common stock involves risk. Therefore, carefully consider the information provided under the heading ‘‘Risk Factors’’ beginning on page 6.

Our Company

We are a provider of interactive entertainment products. Our products allow us to capitalize on the large and growing installed base of interactive entertainment platforms and an increasing number of interactive entertainment enthusiasts. We sell our products primarily to large retail chains, specialty retail stores, video game rental outlets and distributors. We also sell our products internationally through distribution agreements with international publishers. We have developed our retail and distribution network relationships over our 20-year history.

We publish software games for almost all major current generation interactive entertainment hardware platforms, including Nintendo’s Wii, Game Boy Advance, or GBA, DS, Micro and GameCube, Sony’s PlayStation 2, or PS2, and PlayStation Portable, or PSP™, Microsoft’s Xbox, Xbox 360 and the personal computer, or PC.

Our video game titles are targeted at various demographics at a range of price points, from lower-priced ‘‘value’’ titles to more expensive ‘‘premium’’ titles. In some instances, these titles are based on licenses of well-known properties, and in other cases based on original properties. We collaborate and enter into agreements with content providers and video game development studios for the creation of our video games.

During the latter half of 2005 and in 2006 we revised our business model and shifted our product strategy away from capital intensive premium console games to a focus on lower-cost games for both console and handheld systems. We believe this strategy will allow us to capitalize on our strengths and expertise while reducing some of the cost and risk associated with publishing a large number of premium console titles. We continue to publish titles for popular handheld systems such as the GBA, DS and PSP. We also publish software for Nintendo’s Wii console (released in late 2006) as we believe this platform allows us to develop games within our cost parameters, while enabling us to reach the ‘‘mass market’’ consumer. In addition, we continue to opportunistically look for titles to publish on the PC and other home console systems.

Corporate Information

Majesco Sales Inc. was incorporated in 1986 under the laws of the State of New Jersey. On December 5, 2003, Majesco Sales Inc. completed a reverse merger with Majesco Holdings Inc. (formerly ConnectivCorp), then a publicly traded company with no active operations. Majesco Holdings Inc. was incorporated in 1998 under the laws of the State of Delaware. As a result of the merger, Majesco Sales Inc. became a wholly-owned subsidiary and the sole operating business of the public company. On April 4, 2005, Majesco Sales Inc. was merged into Majesco Holdings Inc., and, in connection with the merger, Majesco Holdings Inc. changed its name to Majesco Entertainment Company. Our principal executive offices are located at 160 Raritan Center Parkway, Edison, NJ 08837, and our telephone number is (732) 225-8910. Our web site address is www.majescoentertainment.com.

The Offering

Common stock offered by the selling stockholders	Up to 6,330,804 shares, consisting of 4,244,335 outstanding shares owned by selling stockholders, and 2,086,469 shares, issuable upon exercise of outstanding warrants or purchase options, which may be sold by selling stockholders. This number represents 20.58% of the Company’s current outstanding common stock (assuming full exercise of all outstanding warrants).

Use of proceeds	We will not receive any proceeds from the sale of common stock covered by this prospectus. We will, however, receive funds from the exercise of the warrants held by the selling stockholders, if exercised for cash.

NASDAQ Capital Market symbol	COOL

Our symbol on the Nasdaq Capital Market System is ‘‘COOL’’. As of September 13, 2007, there were 28,675,962 shares of common stock issued and outstanding.

RISK FACTORS

Investing in our common stock is very risky. Please carefully consider the risk factors described below. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. Additional risks and uncertainties not presently known to us or that we deem currently immaterial may also impair our business operations. You should be able to bear a complete loss of your investment. See ‘‘Special Note Regarding Forward-Looking Statements.’’

Our business activities may require additional financing that might not be obtainable on acceptable terms, if at all, which could have a material adverse effect on our financial condition, liquidity and our ability to operate going forward.

Although there can be no assurance, our management believes that based on our current plan there are sufficient capital resources from operations, including our factoring and purchase order financing arrangements, to finance our operational requirements through at least the next twelve months. If we continue to incur operating losses, or if unforeseen events occur that would require additional funding, we may need to raise additional capital or incur debt to fund our operations. We would expect to seek such capital through sales of additional equity or debt securities and/or loans from financial institutions, but there can be no assurance that funds will be available to us on acceptable terms, if at all, and any sales of additional securities will be dilutive to investors.

Failure to obtain financing or obtaining financing on unfavorable terms could result in a decrease in our stock price and could have a material adverse effect on future operating prospects, or require us to significantly reduce operations.

Our auditors issued an opinion indicating that there is substantial doubt about our ability to continue as a going concern.

In their report in connection with our 2006 and 2005 financial statements, our auditors included an explanatory paragraph stating that, because we have incurred net losses for the years ended October 31, 2005 and 2006 there is substantial doubt about our ability to continue as a going concern. If we are not able to achieve positive cash flow from operations or to secure additional financing as needed, we will continue to experience the risk that we will not be able to continue as a going concern.

We have experienced recent net losses and we may incur future net losses which may cause a decrease in our stock price.

We incurred net losses of $5.4 million, $70.9 million, $11.2 million and $10.8 million, in fiscal years 2006, 2005, 2004 and 2003, respectively. In fiscal years 2003 and 2004, these net losses were principally related to our operations, and included impairment reserves, financing costs, litigation expense, and non-cash charges to reflect the change in the fair value of our warrants issued in our February 2004 private placement. For fiscal year 2005, the net loss was due to weak sales across all of our product lines, which resulted in significant reserves relating to capitalized costs, increased provisions in price protection and other allowances. In 2006, the loss was primarily the result of revenues and resulting gross margins that were not sufficient to meet operating expenses. The loss was also the result of impairment charges and higher than normal legal expenses. Going forward, we may not again be able to generate revenues sufficient to offset our costs, and may sustain further net losses in future periods. In addition, if we do become profitable, we may not be able to sustain or increase our profitability. Continued losses, or an inability to sustain profitability, may have an adverse effect on our future operating prospects and stock price.

We have experienced significant volatility in the price of our stock.

The price of our common stock has experienced significant volatility over the last three years, and such prices may be higher or lower than the price you paid for your shares, depending on many factors, some of which are beyond our control and may not be directly related to our operating performance. These factors include, but are not limited to, the following:

•	price and volume fluctuations in the overall stock market from time to time;

•	actual or anticipated changes in our earnings or fluctuations in our operating results or changes in the expectations of securities analysts;

•	our, or a competitor’s, announcement of new products, services or technological innovations;

•	departures of key personnel;

•	general economic, political and market conditions and trends;

•	risks associated with possible disruption in our operations due to terrorism; or

•	other risks and uncertainties as may be detailed from time to time in our public announcements and SEC filings.

In addition, purchases or sales of large quantities of our stock could have an unusual effect on our market price. Anti-takeover provisions in our charter and by-laws may make it difficult for anyone to acquire us without approval of our board of directors. These measures may discourage offers to acquire us and may permit our board of directors to choose not to entertain offers to purchase us, even offers that are at a substantial premium to the market price of our stock. Our stockholders may therefore be deprived of opportunities to profit from a sale of our company.

We are the subject of litigation, including securities class action and other shareholder lawsuits, which may result in substantial expenditures, and divert management’s attention.

The Company and certain of its current and former officers and directors are defendants in securities class action and other shareholder lawsuits. While we intend to vigorously defend ourselves in these actions, we cannot predict the outcome of such suits. We may also in the future be subject to additional class action suits, other litigation or regulatory proceedings. Any expenses incurred in connection with existing or additional potential litigation or proceedings or actions not covered by available insurance or any adverse resolution of current and potential litigation or proceedings or actions could have a material adverse effect on our business, results of operations, cash flows and financial condition. Further, any litigation proceeding or action may be time consuming, and it may distract our management from the conduct of our business.

The volatility of our stock price could affect the value of an investment in our common stock.

The market price of our stock has fluctuated widely over the last twelve months. Between November 1, 2006, and October 31, 2007, the closing sale price of our common stock ranged between a high of $2.36 and a low of $1.25, experiencing greater volatility over that time than most of the market did. The historic market price of our common stock may not be indicative of future market prices. We may not be able to sustain or increase the value of our common stock. Further declines in the market price of our stock could adversely affect our ability to retain personnel with stock incentives, to acquire businesses or assets in exchange for stock and/or to conduct future financing activities with or involving our common stock. In addition, we must maintain Nasdaq Capital Market continued listing standards, which includes a market price of at least $1.00. In the event we are unable to maintain these listing standards, we may be subject to delisting.

We may not be able to maintain our listing on the Nasdaq Capital Market.

Our common stock currently trades on the Nasdaq Capital Market. This market has continued listing requirements that we must continue to maintain to avoid delisting. The standards include, among others, minimum bid price requirements and any of a minimum stockholders’ equity or minimum market value of our stock or minimum net income. Our results of operations and our fluctuating stock price directly impact our ability to satisfy these listing standards. In the event we are unable to maintain these listing standards, we may be subject to delisting.

A delisting from Nasdaq would result in our common stock being eligible for listing on the Over-The-Counter Bulletin Board (the ‘‘OTCBB’’). The OTCBB is generally considered to be less efficient system than markets such as Nasdaq or other national exchanges because of lower trading volumes, transaction delays and reduced security analyst and news media coverage. These factors could contribute to lower prices and larger spreads in the bid and ask prices for our common stock. Additionally, trading of our common stock on the OTCBB may make us less desirable to institutional investors and may, therefore, limit our future equity funding options and could negatively affect the liquidity of their investment by our stockholders.

Customer accommodations could materially and adversely affect our business, results of operations, financial condition, and liquidity.

When demand for our offerings falls below expectations, we may negotiate accommodations to retailers or distributors in order to maintain our relationships with our customers and access to our sales channels. These accommodations include negotiation of price discounts and credits against future orders commonly referred to as price protection. At the time of product shipment, we establish reserves for price protection and other similar allowances. These reserves are established according to our estimates of the potential for markdown allowances based upon historical rates, expected sales, retailer inventories of products and other factors. We cannot predict with certainty whether existing reserves will be sufficient to offset any accommodations we will provide, nor can we predict the amount or nature of accommodations that we will provide in the future. If actual accommodations exceed our reserves, our earnings would be reduced, possibly materially. Any such reduction may have an adverse effect on our business, financial condition or results of operations. The granting of price protection and other allowance reduces our ability to collect receivables and impact availabilities for advances from our factor. The continued granting of substantial price protection and other allowances may require additional funding sources to fund operations but there can be no assurance that such funds will be available to us on acceptable terms, if at all.

Price concessions granted to our customers and returns of our titles may adversely affect our operating results.

Our arrangements with customers generally do not give them the right to return titles to us or to cancel firm orders. However, we do negotiate accommodations to customers which include credits and returns, when demand for specific products falls below expectations. Revenue is recognized after deducting estimated reserves for price concessions and returns. While we believe that we can reliably estimate future amounts for price concessions and returns, if these exceed our reserves, our revenues could decline.

Increased competition for limited shelf space and promotional support from retailers could affect the success of our business and require us to incur greater expenses to market our products.

Retailers typically have limited shelf space and promotional resources, such as circulars and in-store advertising, to support any one product among an increasing number of newly introduced entertainment offerings.

Competition for retail support and shelf space is expected to increase, which may require us to increase our marketing expenditures or reduce prices to retailers. Competitors with more extensive lines, popular products and financial resources frequently have greater bargaining power with retailers. Accordingly, we may not be able to achieve or maintain the levels of support and shelf space that our competitors receive. As a result, sales of our products may be less than expected, which would have a material and adverse effect on our business, financial condition and results of operations.

The loss of any of our key customers could adversely affect our sales.

Our sales to Toys ‘‘R’’ Us, Gamestop and Wal-Mart accounted for approximately 29%, 11% and 11%, respectively, of our net revenue for the fiscal year 2006. Although we seek to broaden our customer base, we anticipate that a small number of customers will continue to account for a large concentration of our sales given the consolidation of the retail industry. We do not have written agreements in place with several of our major customers. Consequently, our relationship with these retailers could change at any time. Our business, results of operations and financial condition could be adversely affected if:

•	We lose any of our significant customers;

•	Any of these customers purchase fewer of our offerings; or

•	We experience any other adverse change in our relationship with any of these customers.

Significant competition in our industry could continue to adversely affect our business.

We cannot assure you that we will be able to successfully compete against our current or future competitors or that competitive pressures will not have a material adverse effect on our business, results of operations or financial condition. The market for interactive entertainment products is highly competitive and relatively few products achieve significant market acceptance. We face significant competition with respect to our products, which may also result in price reductions, reduced gross margins and loss of market share. Many of our competitors have significantly greater financial, marketing and product development resources than we do. As a result, current and future competitors may be able to:

•	respond more quickly to new or emerging technologies or changes in customer preferences;

•	undertake more extensive marketing campaigns;

•	devote greater resources to secure rights to valuable licenses and relationships with leading software developers;

•	gain access to wider distribution channels; and

•	have better access to prime shelf space.

With respect to our video game products, we compete with many other third party publishers in both our value and premium market segments. In addition, console and handheld manufacturers, such as Microsoft, Nintendo and Sony, publish software for their respective platforms, and media companies and film studios are increasing their focus on the video game software market and may become significant competitors. We expect competition to increase as more competitors enter the video game market. We cannot assure you that competitors will not be able to also secure strong relationships with content providers on terms equal to or more favorable than we have.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results. As a result, current and potential stockholders could lose confidence in our financial reporting, which could have a negative market reaction.

Section 404 of the Sarbanes-Oxley Act of 2002 requires our management to report on, and our independent registered public accounting firm to attest to, the effectiveness of our internal control over financial reporting. The deadline for us to become compliant with Section 404 was October 31, 2005. As of such date, we were compliant and have implemented an ongoing program to perform the system and process evaluation and testing necessary to continue to comply with these requirements. Accordingly, we must continue to incur expenses and will devote management resources to Section 404 compliance as necessary. Further, effective internal controls and procedures are necessary for us to provide reliable financial reports. If our internal controls and procedures become ineffective, we may not be able to provide reliable financial reports, and our business and operating results could be harmed.

We may be unable to develop and publish new products if we are unable to secure or maintain relationships with third party video game software developers.

We utilize the services of independent software developers to develop our video games. Consequently, our success in the video game market depends on our continued ability to obtain or renew product development agreements with quality independent video game software developers. However, we cannot assure you that we will be able to obtain or renew these product development agreements on favorable terms, or at all, nor can we assure you that we will be able to obtain the rights to sequels of successful products which were originally developed for us by independent video game software developers.

Many of our competitors have greater financial resources and access to capital than we do, which puts us at a competitive disadvantage when bidding to attract independent video game software developers to enter into publishing agreements with us. We may be unable to secure or maintain relationships with quality independent video game software developers if our competitors can offer them better shelf access, better marketing support, more development funding, higher royalty rates, more creative control or other advantages. Usually, our agreements with independent software developers are easily terminable if either party declares bankruptcy, becomes insolvent, ceases operations or materially breaches its agreement and fails to cure that breach within a designated time frame.

In addition, many independent video game software developers have limited financial resources. Many are small companies with a few key individuals without whom a project may be difficult or impossible to complete. Consequently, we are exposed to the risk that these developers will go out of business before completing a project, lose key personnel or simply cease work on a project for which we have hired them.

If we are unable to maintain or acquire licenses to intellectual property, we may publish fewer titles and our revenue may decline.

Many of our video game titles are based on or incorporate intellectual property and other character or story rights acquired or licensed from third parties. We expect that many of our future products will also be based on intellectual property owned by others. The cost of acquiring these licenses is often high, and competition for these licenses is intense. Many of our competitors have greater resources to capitalize on licensing opportunities. Our licenses are generally limited in scope to specific platform and/or geographic territories and generally last for two to three years. We may not be able to obtain new licenses, renew licenses when they expire or include new offerings under existing licenses. If we are unable to obtain new licenses or maintain existing licenses that have significant commercial value, at reasonable costs, we may be unable to sustain our revenue growth in the future other than through sales or licensing of our independently created material.

If we are unable to successfully introduce new products on a timely basis, or anticipate and adapt to rapidly changing technology, including new hardware platform technology, our business may suffer.

A significant component of our strategy is to continue to bring new and innovative products to market, and we expect to incur significant development, licensing and marketing costs in connection with this strategy.

The process of introducing new products or product enhancements is extremely complex, time consuming and expensive, and will become more complex as new platforms and technologies emerge. In the event we are not successful in developing new titles and other products that gain wide acceptance in the marketplace, we may not recoup our investment costs in these new products, and our business, financial condition and results of operations could be materially negatively affected.

Furthermore, interactive entertainment platforms are characterized by rapidly changing technology. We must continually anticipate the emergence of, and adapt our products to, new interactive entertainment platforms and technologies. The introduction of new technologies, including new console and handheld technology, software media formats and delivery channels, could render our previously released products obsolete, unmarketable or unnecessary. In addition, if we incur significant expense developing products for a new system that is ultimately unpopular, sales of these products may be less than expected and we may not be able to recoup our investment. Conversely, if we choose not to publish products for a new system that becomes popular, our revenue growth, reputation and competitive position may be adversely affected. Even if we are able to accurately predict which video game platforms will be most successful, we must deliver and market offerings that are accepted in our extremely competitive marketplace.

Termination or modification of our agreements with hardware manufacturers, who are also competitors and frequently control the manufacturing of our titles, may adversely affect our business.

We are required to obtain a license in order to develop and distribute software for each of the manufacturers of video game hardware. We currently have licenses from Sony to develop products for PlayStation, PlayStation 2 and PSP, from Nintendo to develop products for the GBA, GameCube, the DS, Wii and Micro and from Microsoft to develop products for the Xbox and Xbox 360. These licenses are non-exclusive, and as a result, many of our competitors also have licenses to develop and distribute video game software for these systems. These licenses must be periodically renewed, and if they are not, or if any of our licenses are terminated or adversely modified, we may not be able to publish games for such platforms or we may be required to do so on less attractive terms.

Our contracts with these manufacturers grant them approval rights over new products and often also grant them control over the manufacturing of our products. While we believe our relationships with these manufacturers are good, the potential for delay or refusal to approve or support our products exists, particularly since these manufacturers are also video game publishers and hence are also our competitors. We may suffer an adverse effect on our business if these manufacturers:

•	do not approve a project for which we have expended significant resources;

•	refuse or are unable to manufacture or ship our products;

•	increase manufacturing lead times or delay the manufacturing of our products; or

•	require us to take significant risks in prepaying and holding an inventory of products.

Intellectual property claims may increase our product costs or require us to cease selling affected products which could adversely affect our earnings and sales.

Development of original content, including publication and distribution, sometimes results in claims of intellectual property infringement. Although we make efforts to ensure our products do not violate the intellectual property rights of others, it is possible that third parties still may allege infringement. These claims and any litigation resulting from these claims, could prevent us from selling the affected product, or require us to redesign the affected product to avoid infringement or obtain a license for future sales of the affected product. Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations and future business prospects. Any litigation resulting from these claims could require us to incur substantial costs and divert significant resources, including the efforts of our technical and management personnel.

If our products contain defects, our business could be harmed significantly.

The software products and digital media products that employ software in their operations that we publish and distribute are complex and may contain undetected errors when first introduced or when new versions are released. Despite extensive testing prior to release, we cannot be certain that errors will not be found in new products or releases after shipment, which could result in loss of or delay in market acceptance. This loss or delay could significantly harm our business and financial results.

Our intellectual property is vulnerable to misappropriation and infringement which could adversely affect our business prospects.

Our business relies heavily on proprietary intellectual property, whether our own or licensed from third parties. Despite our efforts to protect our proprietary rights, unauthorized parties may try to copy our products, or obtain and use information that we regard as proprietary. In addition, the laws of some foreign countries may not protect our proprietary rights to as great an extent as U.S. law. Our rights and the additional steps we have taken to protect our intellectual property may not be adequate to deter misappropriation, particularly given the difficulty of effectively policing unauthorized use of our properties, and our proprietary position remains subject to the risk that our competitors or others will independently develop non-infringing technologies substantially equivalent or superior to our technologies. If we are unable to protect our intellectual property, or if we are sued for infringing on another party’s intellectual property, our business, financial condition or results of operation could be materially adversely affected.

Rating systems for digital entertainment software, potential legislation and consumer opposition could inhibit sales of our products.

Trade organizations within the video game industry require digital entertainment software publishers to provide consumers with information relating to graphic violence, profanity or sexually explicit material contained in software titles, and impose penalties for noncompliance. Certain countries have also established similar rating systems as prerequisites for sales of digital entertainment software in such countries. In some instances, we may be required to modify our products to comply with the requirements of these rating systems, which could delay the release of those products in these countries. Some of our existing and proposed new titles have and will receive an ‘‘M’’ rating, meaning it is not recommended for children under 17. We believe that we comply with such rating systems and properly display the ratings and content descriptions received for our titles. Several proposals have been made for legislation to regulate the digital entertainment software, broadcasting and recording industries, including a proposal to adopt a common rating system for digital entertainment software, television and music containing violence or sexually explicit material, and the Federal Trade Commission has issued reports with respect to the marketing of such material to minors. Consumer advocacy groups have also opposed sales of digital entertainment software containing graphic violence or sexually explicit material by pressing for legislation in these areas, including legislation prohibiting the sale of certain ‘‘M’’ rated video games to minors, and by engaging in public demonstrations and media campaigns. Retailers may decline to sell digital entertainment software containing graphic violence or sexually explicit material, which may limit the potential market for our ‘‘M’’ rated products, and adversely affect our operating results. If any groups, whether governmental entities, hardware manufacturers or advocacy groups, were to target our ‘‘M’’ rated titles, we might be required to significantly change or discontinue a particular title, which in the case of one of our popular titles, could materially affect our business.

Our business is subject to risks generally associated with the entertainment industry, and we may fail to properly assess consumer tastes and preferences.

Our business is subject to all of the risks generally associated with the entertainment industry and, accordingly, our future operating results will depend on numerous factors beyond our control, including the popularity, price and timing of new hardware platforms being released; economic, political and military conditions that adversely affect discretionary consumer spending; changes in consumer demographics; the availability and popularity of other forms of entertainment; and critical reviews and public tastes and preferences, which may change rapidly and cannot be predicted. A decline in the popularity of certain game genres or particular platforms could cause sales of our titles to decline dramatically. The period of time necessary to develop new game titles, obtain approvals of platform licensors and produce finished products is unpredictable. During this period, consumer appeal for a particular title may decrease, causing product sales to fall short of expectations.

We have developed international operations, which may subject us to economic, political, regulatory and other risks.

Continuing our international operations may subject us to many risks, including:

•	economic and political instability;

•	compliance with foreign and domestic laws and regulations;

•	changes in foreign and domestic legal and regulatory requirements or policies resulting in burdensome government controls, tariffs, restrictions, embargoes or export license requirements;

•	currency fluctuations;

•	difficulties in staffing and managing our international operations;

•	less favorable foreign intellectual property laws making it more difficult to protect our properties from appropriation by competitors;

•	potentially adverse tax treatment;

•	difficulties with distributors;

•	difficulties collecting our accounts receivable; and

•	relying on limited business relationships.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements relate to future events or our future financial performance. These statements include but are not limited to statements regarding: uncertainty of financial estimates and projections, the competitive environment for Internet telephony, our limited operating history, changes of rates of all related telecommunications services, the level and rate of customer acceptance of new products and services, legislation that may affect the Internet telephony industry, rapid technological changes, as well as other risks referenced from time to time in our filings with the Securities and Exchange Commission. In some cases, you can identify forward-looking statements by terminology such as ‘‘may,’’ ‘‘will,’’ ‘‘should,’’ ‘‘expects,’’ ‘‘anticipates,’’ ‘‘believes,’’ ‘‘estimates,’’ ‘‘predicts,’’ ‘‘potential’’ or ‘‘continue’’ or the negative of such terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under ‘‘Risk Factors’’ that may cause our or our industry’s actual results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Before deciding to purchase our common stock you should carefully consider the risks described in the ‘‘Risk Factors’’ section, in additional to the other information set forth in this prospectus and the documents incorporated by reference herein.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements. We do not intend to update any of the forward-looking statements after the date of this prospectus to conform such statements to actual results except as required by law.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of our common stock by the selling stockholders. We will, however, receive funds from the exercise of the warrants held by the selling stockholders, if exercised for cash. In the event all of the common stock purchase warrants and purchase options are exercised for cash we estimate that we would receive approximately $3,925,033 in gross proceeds. The Company expects to use any proceeds from the exercise of the warrants for working capital. The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares of our common stock covered by this prospectus, including, without limitation, all registration and filing fees, NASDAQ Capital Market additional listing fees, if any, and the fees and expenses of our legal counsel and accountants.

SELLING STOCKHOLDERS

This prospectus relates to the disposition from time to time of up to 6,330,804 shares of our common stock by the selling stockholders named herein.

Pursuant to a Securities Purchase and Registration Rights Agreement dated August 29, 2007 (the ‘‘Purchase Agreement’’), we issued to the investors listed on the Schedule of Investors (the ‘‘Investors’’) an aggregate amount of 3,966,668 shares of our common stock and warrants to purchase up to 1,586,668 shares of our common stock. We have filed a registration statement, of which this prospectus constitutes a part, in order to permit the Investors and their permitted transferees and assigns to resell to the public the shares of our common stock.

Pursuant to our agreement with MDB Capital Group, LLC (‘‘MDB’’), under which we engaged MDB to be the placement agent for the sale of the common stock and warrants under the Purchase Agreement, we issued to MDB and an affiliate of MDB 277,667 shares of our common stock, and warrants and purchase options to purchase up to 499,801 shares of our common stock, as payment for its services thereunder. We have filed a registration statement, of which this prospectus constitutes a part, in order to permit MDB, its affiliates and its permitted transferees and assigns to resell to the public the shares of our common stock.

The following table, to our knowledge, sets forth information regarding the beneficial ownership of our common stock by the selling stockholders as of September 13, 2007. For purposes of the following description, the term ‘‘selling stockholders’’ includes pledgees, donees, permitted transferees or other permitted successors-in-interest selling shares received after the date of this prospectus from the selling stockholders. The information is based in part on information provided by or on behalf of the selling stockholders. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting or investment power with respect to shares, as well as any shares as to which any selling stockholder has the right to acquire beneficial ownership within sixty (60) days after November 8, 2007 through the exercise or conversion of any stock options, warrants, convertible debt or otherwise. Unless otherwise indicated below, the selling stockholder has sole voting and investment power with respect to its shares of common stock. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the selling stockholders. We will not receive any of the proceeds from the sale of our common stock by the selling stockholders. We will, however, receive funds from the exercise of the warrants held by the selling stockholders, if exercised for cash.

Under the terms of the warrants of some of the selling stockholders, such selling stockholder may not exercise the warrants to the extent such exercise would cause such selling stockholder, together with its affiliates, to beneficially own a number of shares of common stock which would exceed 9.99% of our then outstanding shares of common stock following such exercise, excluding for purposes of such determination shares of common stock issuable upon exercise of the warrants that have not been exercised. The number of shares in the fourth column does not reflect this limitation. The selling stockholders may sell all, some or none of their shares in this offering. See ‘‘Plan of Distribution.’’

Name of Selling Stockholder	Number of Shares Owned Prior to Offering(1)	Ownership Percentage Prior to Offering(2)	Number of Shares Being Offered(3)	Number of Shares Owned After Offering(4)	Ownership Percentage After Offering(4)
CAMOFI Master LDC(5)	933,334	3.22%	933,334	0	0
Anthony DiGiandomenico(8)	155,493	*	155,493	0	0
Fort Mason Master, L.P.(6)	1,752,988	4.99%	1,752,988	0	0
Fort Mason Partners, L.P.(6)	113,680	*	113,680	0	0
Gruber & McBaine International(7)	91,000	*	91,000	0	0
Jon D. and Linda W. Gruber Trust(7)	112,000	*	112,000	0	0
J. Patterson McBaine(7)	35,000	*	35,000	0	0
Lagunitas Partners, L.P.(7)	462,000	1.6%	462,000	0	0
MDB Capital Group, LLC(8)	621,976	2.14%	621,975	0	0
PAR Investment Partners, L.P.(9)	560,000	1.94%	560,000	0	0
Rajo Capital Management(10)	93,334	*	93,334	0	0
S.A.C. Capital Associates, LLC(11)	2,136,283	7.35%	1,400,000	736,283	2.53%

* Less than one percent.
(1)	The number of shares assumes, except as otherwise noted, that all warrants held by such selling stockholders have been exercised in full. However, none of such warrants is exercisable until March 5, 2008.
(2)	This percentage is calculated using as the numerator, the number of shares of common stock included in the prior column, and as the denominator, 28,675,962 shares of common stock that were issued and outstanding as of September 13, 2007 plus the number of shares of common stock issuable upon exercise of warrants held by the selling stockholder that are included in the prior column.
(3)	The number of shares in this column represents all of the shares that each stockholders may dispose of under this prospectus.
(4)	We do not know when or in what amounts the selling stockholders may offer for sale the shares of common stock pursuant to this offering. The selling stockholders may choose not to sell any of the shares offered by this prospectus. Because the selling stockholders may offer all or some of the shares of common stock pursuant to this offering, and because there are currently no agreements, arrangements or undertakings with respect to the sale of any of the shares of common stock, we cannot estimate the number of shares of common stock that the selling stockholders will hold after completion of the offering. For purposes of this table, we have assumed that the selling stockholders will have sold all of the shares covered by this prospectus upon the completion of the offering. This percentage is calculated using as the numerator, the number of shares of common stock included in the prior column, and as the denominator, 28,675,962 shares of common stock that were issued and outstanding as of September 13, 2007 plus the number of shares of common stock that are included in the prior column.
(5)	c/o Centrecourt Asset Management LLC, 350 Madison Avenue, 8th Floor, New York, New York 10017. Mr. Richard Smithline has sole voting and dispositive power over the shares held by CAMOFI Master LDC. Mr. Smithline disclaims beneficial ownership of the shares held by CAMOFI Master LDC. CAMOFI Master LDC is not a registered broker-dealer and is not an affiliate of a registered broker-dealer.
(6)	c/o Fort Mason Capital, LLC, 580 California Street, Suite 1925, San Francisco, California 94104. The shares listed herein are owned, as indicated, by Fort Mason Master, L.P. or Fort Mason Partners, L.P. (collectively, the ‘‘Fort Mason Funds’’). Fort Mason Capital, LLC serves as the general partner of each of the Fort Mason Funds and, in such capacity, exercises sole voting and investment authority with respect to such shares. Mr. Daniel German serves as the sole managing member of Fort Mason Capital, LLC. Fort Mason Capital, LLC and Mr. German each disclaim beneficial ownership of such shares, except to the extent of its or his pecuniary interest therein, if any. Without giving effect to certain provisions of the warrants held by Fort Mason Master, LP limiting the exercisability of such warrants to the extent such exercisability would result in beneficial ownership in excess of 4.99%, the beneficial ownership calculation of shares held by Fort Mason Master, LP, inclusive of the shares issuable upon full exercise of its warrants on or after March 5, 2008, would be 6.01%. The Fort Mason Funds are not registered broker-dealers or affiliates of registered broker-dealers.
(7)	c/o Gruber & McBaine Capital Management LLC, 50 Osgood Place, Penthouse, San Francisco, California 94133. As managers of Gruber & McBaine Capital Management LLC, Mr. Jon D. Gruber and Mr. J. Patterson McBaine exercise voting and dispositive power over the shares to be registered by this Form S-3; both Mr. Gruber and Mr. McBaine disclaim beneficial ownership, except for the shares held directly by Mr. Gruber and Mr. McBaine. Gruber & McBaine International, Jon D. and Linda W. Gruber Trust, J. Patterson McBaine and Lagunitas Partners, L.P. are not registered broker-dealers and are not affiliates of registered broker-dealers.
(8)	401 Wilshire Blvd. – Suite 1020, Santa Monica, California 90401. Mr. Christopher Marlett has sole voting and dispositive power over the shares held by MDB Capital Group, LLC, except for the shares held by Mr. Anthony DiGiandomenico, over which Mr. DiGiandomenico has voting and dispositive power. Mr. Marlett disclaims beneficial ownership of the shares held by MDB Capital Group, LLC and Mr. DiGiandomenico, and Mr. DiGiandomenico disclaims beneficial ownership of the shares held by MDB Capital Group, LLC. MDB Capital Group, LLC is a member of FINRA; Mr. DiGiandomenico and Mr. Marlett are registered principals and affiliates of, MDB Capital Group, LLC, a registered broker-dealer.

(9)	c/o PAR Capital Management, Inc., One International Place, Suite 2401, Boston, Massachusetts 02110. The shares are held directly by PAR Investment Partners, L.P. (‘‘PAR’’). PAR Capital Management, Inc. (‘‘PCM’’), as the general partner of PAR Group, L.P., which is the general partner of PAR, has investment discretion and voting control over shares held by PAR. No stockholder, director, officer or employee of PCM has beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of any shares held by PAR. The shares held by PAR are part of a portfolio managed by David Tobin. As an employee of PCM, Mr. Tobin has the authority to trade the shares held by PAR. PAR Investment Partners, L.P. is not a registered broker-dealer and is not an affiliate of a registered broker-dealer.
(10)	16211 N. Scottsdale Road, Suite 257, Scottsdale, Arizona 85254. Mr. Gregory D. Williams has sole voting and dispositive power over the shares held by Rajo Capital Management. Mr. Williams disclaims beneficial ownership of the shares held by Rajo Capital Management. Rajo Capital Management is not a registered broker-dealer and is not an affiliate of a registered broker-dealer.
(11)	c/o S.A.C. Capital Advisors, LLC, 72 Cummings Point Road, Stamford, Connecticut 06902. Pursuant to investment management agreements, each of S.A.C. Capital Advisors, LLC, a Delaware limited liability company (‘‘SAC Capital Advisors’’), and S.A.C. Capital Management, LLC, a Delaware limited liability company (‘‘SAC Capital Management’’) share all investment and voting power with respect to the securities held by S.A.C. Capital Associates, LLC. Mr. Steven A. Cohen controls both SAC Capital Advisors and SAC Capital Management and as such may be deemed to beneficially own the shares held by S.A.C. Capital Associates, LLC. Each of SAC Capital Advisors, SAC Capital Management and Mr. Cohen disclaim beneficial ownership of any of the securities held by S.A.C. Capital Associates, LLC. S.A.C. Capital Associates, LLC is not a registered broker-dealer and is not an affiliate of a registered broker-dealer.

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

In connection with sales of the shares of Common Stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of Common Stock in the course of hedging in positions they assume.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed a supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 supplementing or amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed a supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 supplementing or amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be ‘‘underwriters’’ within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the selling stockholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our common stock and activities of the selling stockholders.

LEGAL MATTERS

The legality of the shares of common stock offered in this prospectus has been passed upon by our counsel, Thelen Reid Brown Raysman & Steiner LLP, New York, New York.

EXPERTS

The consolidated financial statements of Majesco Entertainment Company and Subsidiaries incorporated in this prospectus by reference from our Annual Report on Form 10-K for the years ended October 31, 2006 and 2005, and the related consolidated statements of operations, Stockholders’ equity (deficiency) and cash flows for each of the years in the three-year period ended October 31, 2006, have been audited by Goldstein Golub Kessler LLP, independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are a public company and file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available to the public at the SEC’s web site at ‘‘http://www.sec.gov.’’ In addition, our stock is listed for trading on the NASDAQ Capital Market. You can read and copy reports and other information concerning us at the offices of the National Association of Securities Dealers, Inc. located at 1735 K Street, Washington, D.C. 20006.

This prospectus is only part of a Registration Statement on Form S-3 that we have filed with the SEC under the Securities Act of 1933 and therefore omits certain information contained in the Registration Statement. We have also filed exhibits and schedules with the Registration Statement that are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may:

•	inspect a copy of the Registration Statement, including the exhibits and schedules, without charge at the public reference room,

•	obtain a copy from the SEC upon payment of the fees prescribed by the SEC, or

•	obtain a copy from the SEC web site.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to ‘‘incorporate by reference’’ the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934. The documents we are incorporating by reference as of their respective dates of filing are:

•	Annual Report on Form 10-K for the year ended October 31, 2006, filed on January 29, 2007;

•	Amendment No. 1 to the annual report on Form 10-K/A for the year ended October 31, 2006, filed on February 28, 2007;

•	Quarterly Report on Form 10-Q for the quarter ended January 31, 2007, filed on March 19, 2007;

•	Quarterly Report on Form 10-Q for the quarter ended April 30, 2007, filed on June 14, 2007;

•	Quarterly Report on Form 10-Q for the quarter ended July 31, 2007, filed on September 13, 2007;

•	Current Report on Form 8-K dated August 29, 2007 and filed on September 5, 2007;

•	Current Report on Form 8-K dated September 11, 2007 and filed on September 11, 2007;

•	Current Report on Form 8-K dated October 18, 2007 and filed on October 19, 2007;

•	Current Report on Form 8-K dated October 26, 2007 and filed on November 1, 2007; and

•	The description of our common stock contained in our registration statement on Form S-1 filed on October 29, 2004, as amended, as declared effective on January 25, 2005.

All documents we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus but before the termination of the offering by this prospectus shall be deemed to be incorporated herein by reference and to be a part hereof from the date of the filing of those documents.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus, or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request, orally or in writing, a copy of these documents, which will be provided to you at no cost, by contacting:

John Gross
Executive Vice President and Chief Financial Officer
Majesco Entertainment Company
160 Raritan Center Parkway
Edison, New Jersey 08837
Telephone: (732) 225-8910

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution

The following table sets forth the Company’s estimates (other than the SEC and NASDAQ registration fees) of the expenses in connection with the issuance and distribution of the shares of common stock being registered. None of the following expenses are being paid by the selling stockholders.

Item	Amount
SEC registration fee	$288
Legal fees and expenses	$7,500
Accounting fees and expenses	$3,000
Printing Fees	$500
Miscellaneous fees and expenses	$712
Total	$12,000

Item 15.    Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law (‘‘DGCL’’), as amended, allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the DGCL provides, among other things, that the company may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the company) by reason of the fact that the person is or was a director, officer, agent or employee of the company or is or was serving at the company’s request as a director, officer, agent or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgment, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (b) if such person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of the company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the company as well but only to the extent of defense expenses (including attorneys’ fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his duties to the company, unless the court believes that in light of all the circumstances indemnification should apply.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

Our certificate of incorporation limits the liability of our directors to the fullest extent permitted by Delaware law. We have obtained director and officer liability insurance to cover liabilities of our directors and officers that may occur in connection with their services to us, including matters arising under the Securities Act of 1933. Our certificate of incorporation and bylaws also provide that we will indemnify and advance expenses to, to the fullest extent permitted by the DGCL, any of our directors and officers, against any and all costs, expenses or liabilities incurred by them by reason of having been a director or officer.

Such limitation of liability and indemnification does not affect the availability of equitable remedies. In addition, we have been advised that in the opinion of the SEC, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16.    Exhibits

(a)	Exhibits.

Exhibit Number	Description
5.1	Opinion of Thelen Reid Brown Raysman & Steiner LLP regarding legality of the shares of common stock being registered.*
23.1	Consent of Goldstein Golub Kessler LLP.*
23.2	Consent of Thelen Reid Brown Raysman & Steiner LLP (included in Exhibit 5.1 to this Registration Statement on Form S-3).*
24.1	Power of Attorney (included on signature page).**

*	Filed herewith.
**	Previously filed.

Item 17.    Undertakings

The undersigned registrant hereby undertakes:

(a)

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the ‘‘Calculation of Registration Fee’’ table in the effective registration statement.

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that:

A.	Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

B.	Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

i.	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Edison and State of New Jersey on the 14th day of November, 2007.

Majesco Entertainment Company

By:	/s/ Jesse Sutton Jesse Sutton Interim Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Jesse Sutton	Interim Chief Executive Officer and Director (Principal Executive Officer)	November 14, 2007

Jesse Sutton

/s/ John Gross	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	November 14, 2007

John Gross

/s/ Laurence Aronson*	Director	November 14, 2007

Laurence Aronson

/s/ Allan Grafman*	Director	November 14, 2007

Allan Grafman

/s/ Louis Lipschitz*	Director	November 14, 2007

Louis Lipschitz

/s/ Mark Stewart*	Director	November 14, 2007

Mark Stewart

/s/ Stephen Wilson*	Director	November 14, 2007

Stephen Wilson

By:	/s/ Jesse Sutton
Jesse Sutton, Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description
5.1	Opinion of Thelen Reid Brown Raysman & Steiner LLP regarding legality of the shares of common stock being registered.*
23.1	Consent of Goldstein Golub Kessler LLP.*
23.2	Consent of Thelen Reid Brown Raysman & Steiner LLP (included in Exhibit 5.1 to this Registration Statement on Form S-3).*
24.1	Power of Attorney (included on signature page).**

*	Filed herewith.
**	Previously filed.